Exhibit 99.1

                   Pinnacle Bancshares, Inc. Extends
                         Odd Lot Tender Offer


    JASPER, Ala.--(BUSINESS WIRE)--January 3, 2008--Pinnacle Bancshares, Inc. (AMEX: PLE) today announced that the expiration date of its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on the record date of October 10, 2007, has been extended to 5:00 p.m., Central Time, on January 18, 2008. The offer had been scheduled to expire at 5:00 p.m., Central Time, on Friday, January 4, 2008. The Company will pay $16.25 in cash for each share purchased in the tender offer. The Company also will pay $50.00 as an incentive to each stockholder who accepts the offer.

    In commenting on the results of the offer to date, Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc., stated, "We have been advised that, due to the holidays, several eligible stockholders would appreciate additional time to respond to our offer. As of the close of business on January 3, 2008, 61 stockholders have tendered 1,659 shares."

    Pinnacle Bancshares, Inc. is filing an amended Schedule 13E-3 with the SEC in connection with the tender offer as a result of the extended expiration date. Stockholders and investors are urged to read these materials since they contain important information, including the various terms and conditions of the extended offer. The amended
Schedule 13E-3 can be retrieved from the SEC's website (www.sec.gov) or from Pinnacle Bancshares, Inc.

    Questions or requests for additional documents may also be directed to Corporate Communications, Inc., the Information Agent for the tender offer (Attention: Gil Fuqua), by telephone at (615)
324-7311 or by facsimile at (615) 254-3420.

    This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Pinnacle Bancshares, Inc. common stock. The offer is being made solely by the amended Offer to Purchase for Cash and the accompanying materials delivered to the Company's stockholders.


    CONTACT: Pinnacle Bancshares, Inc.
             Robert B. Nolen, Jr., President and CEO, 205-221-4111